Exhibit 99.1

BioSig Expands Commercial Team in Two Strategic Regions

Two seasoned MedTech sales executives join the Company to lead regional rollouts of the PURE EP System™, an electrophysiology system for arrhythmia procedures

Westport, CT, April 15, 2021 -- BioSig Technologies, Inc. (NASDAQ: BSGM) (“BioSig” or the “Company”), a medical technology company commercializing an innovative signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals, today announced that it added two experienced electrophysiology Regional Directors to lead commercial expansion across Southeast and Central regions.

Mr. Robert Sandler, appointed to lead regional sales across Texas, brings to the Company over 25 years of sales experience in medical devices. Before joining BioSig, Mr. Sandler led regional sales at CardioFocus, Inc. and Cardiva Medical, Inc. Earlier in his career, he was responsible for the Dallas market at Biosense Webster, a Johnson&Johnson company.

Mr. Timothy Jones, appointed to lead regional sales across Florida, has over 20 years of medical equipment sales and sales management experience. Previously, Mr. Jones led high-performing commercial teams at CR Bard for Bard Electrophysiology and Bard Access Systems. Most recently, Mr. Jones was employed by Boston Scientific Corp., where he led regional sales for its Augmenix division.

"We are very pleased to welcome Rob and Tim to our expanding commercial team. Their combined industry expertise, proven track record in medical device sales, and strong relationships in the Texas and Florida electrophysiology markets will allow us to accelerate our commercial sales in these strategically important regions,” commented Kenneth L. Londoner, Chairman, and CEO of BioSig Technologies, Inc.

With over 350 electrophysiology labs, Florida and Texas offer some of the largest clinical footprints in the country. BioSig’s PURE EP™ System is currently installed in eight medical centers of excellence across the country, including Mayo Clinic Florida Campus in Jacksonville, Florida, Texas Cardiac Arrhythmia Institute at St. David’s Medical Center in Austin, TX, and Houston Methodist Hospital in Houston, TX. The Company previously announced that it completed commercial sales to St. David’s HealthCare and Mayo Foundation for Medical Education and Research. The Company expects to triple its customer base in 2021.

One in 18 Americans suffers from cardiac arrhythmia. Atrial fibrillation is the most common arrhythmia type, affecting over 33 million people worldwide, including over 6 million in the U.S. The number of people suffering from atrial fibrillation is expected to reach 8-12 million by 20501. According to the Centers for Disease Control and Prevention (CDC), atrial fibrillation causes more than 750,000 hospitalizations in the U.S. each year, resulting in approximately $6 billion in healthcare spending annually2.

About BioSig Technologies
BioSig Technologies is a medical technology company commercializing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals (www.biosig.com).

The Company’s first product, PURE EP™ System is a computerized system intended for acquiring, digitizing, amplifying, filtering, measuring and calculating, displaying, recording and storing of electrocardiographic and intracardiac signals for patients undergoing electrophysiology (EP) procedures in an EP laboratory.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (ii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iii) difficulties in obtaining financing on commercially reasonable terms; (iv) changes in the size and nature of our competition; (v) loss of one or more key executives or scientists; and (vi) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

1Top 10 Things You should Know About Heart Rhythm; Scripps Health.

2Managing Atrial Fibrillation; Lisa Eramom MA, Medical Economics Journal, February 25, 2019, Volume 96, Issue 4

Contact:
Andrew Ballou
BioSig Technologies, Inc.
Vice President, Investor Relations

54 Wilton Road, 2nd floor

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x119